Exhibit 10.2

UNITED THERAPEUTICS CORPORATION

SHARE TRACKING AWARDS PLAN

2011 SHARE TRACKING AWARDS PLAN

TERMS & CONDITIONS

(applicable to Awards granted to employees on or after March 15, 2011)

Introduction.  Share Tracking Awards (“Awards”) may be granted by United Therapeutics Corporation (the “Company”) under either the Company’s Share Tracking Awards Plan, adopted as of June 1, 2008 (the “2008 Plan”) or under the Company’s 2011 Share Tracking Awards Plan (the “2011 Plan”) following approval and adoption of the 2011 Plan by the Board of Directors of the Company (the “Board of Directors”) or any substantially similar plan adopted in the future by the Board of Directors.  The specific share tracking awards plan under which the particular Awards to which these Terms & Conditions relate is hereinafter referred to as the “Plan”.  Capitalized terms used but not defined herein shall have the meanings ascribed to those terms under the Plan.

1.                                       Non-Transferability.  This Award may not be transferred in any manner other than by will or the laws of descent and distribution, and once vested may be exercised prior to expiration only by the Participant.  If the Participant dies prior to exercising a vested Award, the Award may be exercised by the person or persons entitled to do so under Section 6 or Section 9.1 of the Plan.  The terms of this Award shall be binding upon the executors, administrators, heirs, successors, and assigns of the Participant.

2.                                       Vesting.  Unless otherwise determined by the Administrator or as provided in the Participant’s employment agreement, the Award shall partially vest in one-fourth increments on each of the first four anniversaries of the Grant Date (subject to the Participant continuing to be employed or otherwise providing services to the Company or a subsidiary through the applicable vesting date), and shall fully vest on the earliest to occur of the following:

(i)                                     the date of a Change of Control if and to the extent provided by Section 5;

(ii)                                  the fourth anniversary of the Grant Date of the Award;

(iii)                               the date of the Participant’s; or

(iv)                              the date of the Participant’s Total Disability.

Unless otherwise determined by the Administrator, any Award that is not vested upon the date of a Participant’s termination of employment with the Company shall be forfeited, and no payment shall be made with respect thereto.(1)

3.                                       Form of Payment.  The Appreciation (as that term is defined in Section 2.2 of the Plan) shall generally be paid to the Participant by Company check in the next payroll cycle for employees following the Exercise Date.

(1)           The Committee may also grant an Award to eligible participants other than directors and executive officers that only vests upon a Change of Control.

4.                                       Withholding.  As a condition to this Award, the Company will withhold in accordance with applicable law from any cash compensation payable to Participant any taxes required to be withheld by the Company under federal, state or local law as a result of Participant’s exercise of this Award.

5.                                       Special Exercise Rights.  Notwithstanding any other provision in the Plan or these Terms & Conditions to the contrary, this Award shall vest and become fully exercisable (a) upon a Change of Control of the Company (as defined in Section 2.6 of the Plan) if the Award is not assumed by, or a substitute award granted, in connection with such Change of Control, (b) upon a Qualifying Termination of the employment of an employee within twelve months following a Change of Control of the Company (as defined in Section 2.6 of the Plan) if the Award is assumed, or a new award substituted, in connection with a Change in Control, (c) upon the Participant’s death or Total Disability (as defined in Section 2.19 of the Plan), or (d) as required the Participant’s employment agreement.  If so determined by the Compensation Committee of the Board of Directors, all or a portion of the Award shall be automatically exercised upon the occurrence of a Change of Control to the extent the Award vests in connection with the Change of Control.

6.                                       Method of Exercise

a.               Once vested, this Award may only be exercised by the Participant (i) at any time that Participant remains employed by, or is actively providing services to, the Company or its subsidiaries, or (ii) for a period of ninety (90) days following the date the Participant ceases to be employed by or otherwise provide services to the Company or a subsidiary.

b.              This Award shall be exercised upon delivery to the Company of an executed Award Exercise Form (a copy of which is attached hereto).  This Award shall lapse and shall be without further force and effect if it remains unexercised by the Participant ninety (90) days following the date the Participant ceases to be employed by or otherwise provide services to the Company or a subsidiary

7.                                       Qualifying Termination Definitions.

a.               For purposes of Section 5 above, a “Qualifying Termination” means termination of the employee’s employment by the Company without “Cause” or resignation by the employee for “Good Reason”.

b.              “Cause” has the meaning specified in an employee’s employment agreement with the Company or, if there is no such agreement or definition, termination of the employee’s employment by the Company due to (i) employment- or profession-related misconduct or other employment- or profession-related similar action on the part of the employee; (ii) conviction of the employee of a crime involving a felony, fraud, embezzlement or the like; or (iii) misappropriation of Company funds or misuse of Company assets by the employee.

c.               “Good Reason” means the employee’s resignation from employment with the Company within 30 days following (i) a reduction in the employee’s base compensation by 10% or more, or (ii) a required relocation of the employee’s principal place of employment by more than 50 miles.

8.                                       Termination of Award.  Notwithstanding any provision of these Terms & Conditions or the Plan to the contrary (including Section 5.5 of the Plan), this Award shall expire and shall no longer be exercisable on the date of termination of the Participant’s employment by the Company for gross misconduct (which includes, without limitation, commission of a felony, misdemeanor or similar crime or offense, the Participant’s failure to follow lawful directions of the person to whom he or she reports, and such other circumstances as reasonably determined by the Administrator).

9.                                       Miscellaneous.  The Participant acknowledges receipt of a copy of the Plan, which is attached hereto, and Participant represents that he or she is familiar with the terms and provisions thereof.  The Participant hereby accepts this Award subject to all the terms and provisions of the Plan.  The Participant hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Board of Directors and, where applicable, the Compensation Committee of the Board of Directors, upon any questions arising under the Plan.  In the event of any conflict between the provisions of the Plan and these Terms & Conditions, the provisions of the Plan shall govern unless specifically modified or superseded by the relevant provisions of these Terms & Conditions.